Exhibit 99.1

NEWS RELEASE

For Immediate Distribution

Contact:	Timothy McKenna
investorrelations@rocksp.com
Phone: 609-734-6430

Rockwood Reports Strong First-Quarter 2006 Growth

Princeton, New Jersey; May 15, 2006 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today announced first quarter 2006 results. The Company reported:

•                  Net sales of $812.6 million for the first quarter of 2006, up 5.6% compared to the same period in the prior year. Excluding the negative impact of foreign currency changes of 6.1%, net sales were up 11.7%.

•                  Adjusted EBITDA was $148.7 million for the first quarter of 2006, up 11.6% compared to the same period in the prior year. Excluding the negative impact of foreign currency changes of 7.0%, Adjusted EBITDA was up 18.6%.

•                  Net income for the first quarter of 2006 of $40.0 million, including income of $10.5 million related to net non-recurring and other special items, compared to net income of $38.3 million in the first quarter last year. Prior year net income included income of $33.9 million related to net non-recurring and other special items.

•                  Diluted earnings per share was $0.53 per share in the first quarter of 2006 compared to diluted earnings per share of $0.73 per share in the prior year first quarter. The calculation of diluted earnings per share in the first quarter of 2005 did not include the additional shares of common stock that were issued as a result of our initial public offering (“IPO”) that was completed on August 22, 2005.

Commenting on first quarter 2006 results, Seifi Ghasemi, Chairman and Chief Executive Officer, said “Overall, Rockwood posted very strong first quarter 2006 results compared to the first quarter of 2005, driven by strong demand across all businesses. In particular, four segments (Electronics, Specialty Chemicals, Advanced Ceramics and Groupe Novasep) reported improved results. Excluding the impact of foreign currency changes, all of our segments reported improved revenues and all but one segment reported increased Adjusted EBITDA. Negative factors in the quarter were the impact of record high copper prices in the Timber Treatment Chemicals business and higher raw material costs in our Specialty Compounds segment.”

Consolidated Results

First quarter 2006 net sales were $812.6 million and Adjusted EBITDA was $148.7 million compared to first quarter 2005 net sales of $769.7 million and Adjusted EBITDA of $133.2 million. First quarter net sales were up 5.6% and Adjusted EBITDA was up 11.6% as compared to the prior year first quarter. Unfavorable currency changes, primarily the weaker euro compared to the same period in the prior year, negatively impacted net sales and Adjusted EBITDA by approximately 6.1% and 7.0%, respectively, in the first quarter of 2006. Net sales were favorably impacted in general by increased volumes and higher selling prices to partially compensate for higher raw material and energy costs.

Net income in the first quarter of 2006 was $40.0 million compared to net income of $38.3 million in the first quarter of 2005. Net income in the first quarter of 2006 included income of $10.5 million related to net non-recurring and other special items, net of tax, including net income of $7.6 million due to the favorable tax treatment on the sale of Rohner AG, offset by pre-tax losses on this sale and mark-to-market valuation gains on our interest rate and cross-currency hedging instruments of $6.7 million. Net income in the first quarter of 2005 included income of $33.9 million related to net non-recurring and other special items, net of tax, including foreign exchange gains on euro-denominated debt of $29.1 million and the reversal of valuation allowances of $4.9 million on U.S. deferred tax assets.

Segment Results

Specialty Chemicals

Net sales increased 3.7% and Adjusted EBITDA increased 19.5% in the first quarter year on year. Excluding the negative impact of foreign currency changes of 6.3% and 7.2%, net sales and Adjusted EBITDA were up 10.0% and 26.7%, respectively. In the Surface Treatment business, volume increases in aerospace, automotive and steel applications as well as higher selling prices had a favorable impact on net sales and Adjusted EBITDA. In the Fine Chemicals business, higher volumes of lithium applications, particularly from increased penetration in the pharmaceuticals market, and selling price increases drove net sales and Adjusted EBITDA growth.

Performance Additives

Net sales increased 14.4% in the first quarter year on year while Adjusted EBITDA decreased 2.6% year on year. Excluding the negative impact of foreign currency changes of 2.6% and 1.7%, net sales were up 17.0% and Adjusted EBITDA was down 0.9%. Higher volumes drove increased net sales in the Clay-based Additives, Color Pigments and Services and Water Treatment Chemicals businesses. Clay-based

Additives benefited from increased Oilfield sales and increased sales to the carbonless paper and rheological additives markets, primarily as a result of the acquisition of the Süd-Chemie businesses at the end of last year. Higher demand for construction products in both North America and Europe drove increased net sales in Color Pigments and Services. In Water Treatment Chemicals, volumes were higher on increased net sales of pool and spa chemical products. Despite the increased net sales, Adjusted EBITDA was negatively affected by record high prices for copper used in Timber Treatment Chemicals and higher energy and raw material costs in Color Pigments and Services.

Titanium Dioxide Pigments

Net sales increased 3.5% while Adjusted EBITDA was flat in the first quarter year on year. Excluding the negative impact of foreign currency changes of 9.8% and 9.1%, net sales and Adjusted EBITDA were up 13.3% and 9.1%, respectively. The increase in net sales resulted from increased volumes and higher selling prices of our titanium dioxide products in both anatase and rutile grade, as well as volume increases in our Functional Additives products related to the introduction of new applications. Adjusted EBITDA was negatively impacted by higher raw material and energy costs.

Advanced Ceramics

Net sales increased 0.9% and Adjusted EBITDA increased 10.3% in the first quarter year on year. Excluding the negative impact of foreign currency changes of 8.0% and 9.8%, net sales and Adjusted EBITDA were up 8.9% and 20.1%, respectively. Results improved due to increased sales in all businesses, particularly from higher volumes of medical products, mechanical systems, mechanical applications and electronic applications. In addition, a better product mix of Piezo applications had a favorable impact on results. This increase was partially offset by selling price declines primarily in Piezo and electronic applications.

Groupe Novasep

Net sales decreased 4.7% while Adjusted EBITDA increased 55.9% in the first quarter year on year. Excluding the negative impact of foreign currency changes of 9.0% and 13.7%, net sales and Adjusted EBITDA were up 4.3% and 69.6%, respectively. The Adjusted EBITDA increase was due to losses incurred in the first quarter of 2005 related to capacity utilization issues at the Rohner plant. As we announced, Rohner AG was sold in March 2006.

Specialty Compounds

Net sales increased 8.8% year on year in the first quarter while Adjusted EBITDA was flat year on year. Excluding the negative impact of foreign currency changes of 1.7% and 1.4%, net sales and Adjusted EBITDA were up 10.5% and 1.4%, respectively. Higher selling prices to offset rising raw material costs were partially offset by lower overall volumes. Lower volumes of automotive and footwear products were partially offset by increased volumes in our wire and cable compounds and medical applications businesses. Adjusted EBITDA was negatively impacted by continued rising raw material costs.

Electronics

In Electronics, strong global volume growth in the printed circuit board and semiconductor markets resulted in improved results. Net sales increased 15.4% and Adjusted EBITDA increased 48.3% in the first quarter year on year. Excluding the negative impact of foreign currency changes of 4.2% and 5.1%, net sales and Adjusted EBITDA were up 19.6% and 53.4%, respectively, due to increased volumes in our Electronic Chemicals and Photomasks businesses and the favorable impact of our previously announced restructurings in the Wafer Reclaim business.

Other income (expense)

Interest expense, net. For the first quarter of 2006, interest expense, net, decreased $18.2 million. The first quarter of 2006 and 2005 included gains of $10.9 million and $7.6 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments, as well as $2.3 million and $2.9 million, respectively, of amortization expense related to deferred financing costs. The remaining decrease of $14.3 million was primarily due to lower interest related to debt repaid from the IPO proceeds.

          Foreign exchange (loss) gain, net. In the first quarter of 2006, we had foreign exchange losses on euro denominated debt of $2.6 million compared to foreign exchange gains of $47.2 million recorded in the first quarter of 2005. In the prior year, foreign exchange gains were recorded reflecting the non-cash currency impact due to the weaker euro as of March 31, 2005 versus December 31, 2004.

         Loss on sale of business. In March 2006, we sold all of Rohner AG’s capital stock. In connection with the sale, we recorded a pre-tax loss of $12.1 million in the first quarter of 2006.

Income tax provision

We recorded an income tax benefit of $3.1 million in the first quarter of 2006 on pre-tax income of $39.9 million. Included in the tax benefit was $21.8 million of favorable tax treatment related to the sale of Rohner AG.  We recorded an income tax provision of $24.9 million in the first quarter of 2005 on pre-tax income of $62.4 million. The effective tax rate in the first quarter of 2005 was favorably impacted by the reversal of $4.9 million of valuation allowances on U.S. deferred tax assets related to U.S. federal income generated. The effective tax rate in both periods was impacted by valuation allowances in certain other jurisdictions as well as the impact of foreign tax rate differentials.

Net income and earnings per share

Net income in the first quarter of 2006 was $40.0 million compared to net income of $38.3 million in the first quarter of 2005.

Basic earnings per share were $0.54 per share and $0.74 per share for the three months ended March 31, 2006 and 2005, respectively. Diluted earnings per share were $0.53 per share and $0.73 per share for the three months ended March 31, 2006 and 2005, respectively. The calculation of diluted earnings per share in the first quarter of 2005 did not include the additional shares of common stock that were issued as a result of our IPO.

Included in net income in the first quarter of 2006 is the pre-tax loss on sale of Rohner AG of $12.1 million (net income of $7.6 million or $0.10 per share after including the favorable tax treatment on the sale and net of minority interest expense). In addition, the first quarter of 2006 included mark-to-market valuation gains on our interest rate and cross-currency hedging instruments of $10.9 million, or $6.7 million after tax or $0.09 per share, partially offset by restructuring and related charges of $1.2 million, or $0.8 million after tax or $(0.01) per share; foreign exchange losses on euro denominated debt of $2.6 million, or $1.9 million after tax or $(0.02) per share; and net other non-recurring charges of $1.7 million, or $1.1 million after tax or $(0.02) per share.

Free Cash Flow

Our free cash flow was $4.5 million in the first quarter of 2006. This amount consists of cash provided by operating activities of $47.6 million less capital expenditures of $45.6 million plus proceeds on the sale of property, plant and equipment of $2.5 million. Net debt, which is total debt less cash and cash equivalents, was $2,770.0 million and $2,741.6 million as of March 31, 2006 and December 31, 2005, respectively.

Conference Call and Webcast

We will host a conference call and webcast to discuss our first quarter 2006 results of operations for the period ended March 31, 2006 on Monday, May 15, 2006 at 11 a.m. Eastern Standard Time. The dial-in number to access via conference call in the U.S. is (800) 230-1059 and the international dial-in number is (612) 332-1025. No access code is needed for either call. A replay of the conference call will be available through May 22, 2006 at (800) 475-6701 in the U.S., access code: 827497, and internationally at (320) 365-3844, access code: 827497.

Form 8-K

On May 12, 2006, we filed a Form 8-K under item 4.02 to correct classification errors in our condensed consolidated statements of cash flows for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005. The classification errors had no effect on our condensed consolidated statements of operations, the condensed consolidated balance sheet or cash and cash equivalents reported at the end of the period in the condensed consolidated statements of cash flows for any of the periods presented. The effects of this matter on the consolidated financial statements as of and for the year ended December 31, 2005 are not material.

Annual Meeting of Shareholders

Our 2006 Annual Meeting of Shareholders will be held at 9:00 a.m., Eastern Standard Time, on Wednesday, May 24, 2006 at the Hyatt Regency Princeton at 102 Carnegie Center, Princeton, NJ 08540-6293.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures”, specifically, a discussion of Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA is not intended to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the senior secured credit agreement. Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales. We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options vest (as both such bonuses and options are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with the Company’s debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of Adjusted EBITDA to net income (loss) is contained in the press release. We strongly urge you to review the reconciliation information. In addition, the Company discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and significant acquisition/divestiture/merger/joint venture impacts). Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow is defined as net cash from operating activities excluding non-recurring items, less net cash used in investing activities. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is the ultimate parent company of Rockwood Specialties Group, Inc., a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,800 people and net sales of $3.1 billion in 2005. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2005 Form 10-K dated March 31, 2006 on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share amounts; shares in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
NET SALES	$812.6	$769.7
COST OF PRODUCTS SOLD	562.9	544.1

GROSS PROFIT	249.7	225.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	157.0	150.2
RESTRUCTURING CHARGES, net	1.2	2.9

OPERATING INCOME	91.5	72.5

OTHER INCOME (EXPENSES)
Interest expense, net	(39.1)	(57.3)
Foreign exchange (loss) gain, net	(2.6)	47.2
Loss on sale of business	(12.1)	—
Other, net	2.2	—
Net	(51.6)	(10.1)

INCOME BEFORE TAXES AND MINORITY INTEREST	39.9	62.4
INCOME TAX (BENEFIT) PROVISION	(3.1)	24.9

NET INCOME BEFORE MINORITY INTEREST	43.0	37.5

MINORITY INTEREST	(3.0)	0.8

NET INCOME	$40.0	$38.3

Per share data:
BASIC EARNINGS PER COMMON SHARE	$0.54	$0.74

DILUTED EARNINGS PER COMMON SHARE	$0.53	$0.73

Weighted average number of basic shares outstanding	73,779	50,310

Weighted average number of diluted shares outstanding	74,966	52,732

Rockwood Holdings, Inc. and Subsidiaries
Net Sales and Adjusted EBITDA

	Net Sales
	Three Months Ended
	March 31,
($ in millions)	2006	2005	% Change
Performance Additives	$182.5	$159.5	14.4%
Specialty Compounds	63.2	58.1	8.8%
Electronics	49.4	42.8	15.4%
Specialty Chemicals	228.1	220.0	3.7%
Titanium Dioxide Pigments	108.2	104.5	3.5%
Advanced Ceramics	92.7	91.9	0.9%
Groupe Novasep	88.5	92.9	-4.7%
Total	$812.6	$769.7	5.6%

	Adjusted EBITDA
	Three Months Ended
	March 31,
($ in millions)	2006	2005	% Change
Performance Additives	$33.3	$34.2	-2.6%
Specialty Compounds	7.3	7.3	0.0%
Electronics	8.6	5.8	48.3%
Specialty Chemicals	51.4	43.0	19.5%
Titanium Dioxide Pigments	20.9	20.9	0.0%
Advanced Ceramics	23.6	21.4	10.3%
Groupe Novasep	15.9	10.2	55.9%
Corporate	(12.3)	(9.6)	28.1%
Total	$148.7	$133.2	11.6%

Adjusted EBITDA Margin	18.3%	17.3%

Rockwood Holdings, Inc. and Subsidiaries
Reconciliation of Segment Sales and Adjusted EBITDA

	Three Months Ended				Foreign
	March 31,		Total	Total	Exchange	Organic	Organic
($ in millions)	2006	2005	Change in $	Change in %	Effect in $	Change in $	Change in%
Net Sales:
Performance Additives	$182.5	$159.5	$23.0	14.4%	$(4.1)	$27.1	17.0%
Specialty Compounds	63.2	58.1	5.1	8.8	(1.0)	6.1	10.5
Electronics	49.4	42.8	6.6	15.4	(1.8)	8.4	19.6
Specialty Chemicals	228.1	220.0	8.1	3.7	(14.0)	22.1	10.0
Titanium Dioxide Pigments	108.2	104.5	3.7	3.5	(10.2)	13.9	13.3
Advanced Ceramics	92.7	91.9	0.8	0.9	(7.4)	8.2	8.9
Groupe Novasep	88.5	92.9	(4.4)	(4.7)	(8.4)	4.0	4.3
Total	$812.6	$769.7	$42.9	5.6%	$(46.9)	$89.8	11.7%

	Three Months Ended				Foreign
	March 31,		Total	Total	Exchange	Organic	Organic
($ in millions)	2006	2005	Change in $	Change in %	Effect in $	Change in $	Change in%
Adjusted EBITDA:
Performance Additives	$33.3	$34.2	$(0.9)	(2.6)%	$(0.6)	$(0.3)	(0.9)%
Specialty Compounds	7.3	7.3	—	—	(0.1)	0.1	1.4
Electronics	8.6	5.8	2.8	48.3	(0.3)	3.1	53.4
Specialty Chemicals	51.4	43.0	8.4	19.5	(3.1)	11.5	26.7
Titanium Dioxide Pigments	20.9	20.9	—	—	(1.9)	1.9	9.1
Advanced Ceramics	23.6	21.4	2.2	10.3	(2.1)	4.3	20.1
Groupe Novasep	15.9	10.2	5.7	55.9	(1.4)	7.1	69.6
Corporate	(12.3)	(9.6)	(2.7)	28.1	0.2	(2.9)	30.2
Total	$148.7	$133.2	$15.5	11.6%	$(9.3)	$24.8	18.6%

Rockwood Holdings, Inc, and Subsidiaries
Reconciliation of Net Income before Taxes and Minority Interest to Adjusted EBITDA by Segment

					Titanium
	Performance	Specialty		Specialty	Dioxide
($ in millions)	Additives	Compounds	Electronics	Chemicals	Pigments
Three months ended March 31, 2006

Income (loss) before taxes and minority interest	$20.0	$5.4	$2.4	$30.1	$6.5
Interest expense, net	4.0	(0.1)	0.8	9.2	7.0
Depreciation and amortization	8.1	2.0	4.2	11.4	9.0
Restructuring and related charges	0.2	—	0.8	0.2	—
CCA litigation defense costs	0.3	—	—	—	—
Systems/organization establishment expenses	—	—	—	—	—
Cancelled acquisition and disposal costs	—	—	—	0.6	—
Inventory write-up reversal	0.8	—	—	—	—
Gains related to asset sales	(0.1)	—	—	—	—
Loss on sale of business	—	—	—	—	—
Foreign exchange loss (gain)	0.1	—	0.4	(0.1)	—
Other	(0.1)	—	—	—	(1.6)
Total Adjusted EBITDA	$33.3	$7.3	$8.6	$51.4	$20.9

	Advanced	Groupe
($ in millions)	Ceramics	Novasep	Corporate	Consolidated
Three months ended March 31, 2006

Income (loss) before taxes and minority interest	$7.6	$(7.5)	$(24.6)	$39.9
Interest expense, net	7.4	3.3	7.5	39.1
Depreciation and amortization	8.2	8.4	0.8	52.1
Restructuring and related charges	—	—	—	1.2
CCA litigation defense costs	—	—	—	0.3
Systems/organization establishment expenses	—	—	1.9	1.9
Cancelled acquisition and disposal costs	—	—	—	0.6
Inventory write-up reversal	—	—	—	0.8
Gains related to asset sales	—	(0.1)	(0.4)	(0.6)
Loss on sale of business	—	12.1	—	12.1
Foreign exchange loss (gain)	—	(0.3)	2.5	2.6
Other	0.4	—	—	(1.3)
Total Adjusted EBITDA	$23.6	$15.9	$(12.3)	$148.7

					Titanium
	Performance	Specialty		Specialty	Dioxide
($ in millions)	Additives	Compounds	Electronics	Chemicals	Pigments
Three months ended March 31, 2005

Income (loss) before taxes and minority interest	$17.2	$6.0	$0.8	$17.0	$3.2
Interest expense, net	6.6	(0.1)	1.3	12.1	8.5
Depreciation and amortization	8.5	1.4	5.1	11.7	9.2
Restructuring and related charges	2.4	—	—	0.5	—
CCA litigation defense costs	0.3	—	—	—	—
Systems/organization establishment expenses	—	—	—	—	—
Cancelled acquisition and disposal costs	—	—	—	—	—
Inventory write-up reversal	—	—	—	—	—
Foreign exchange (gain) loss	(0.9)	—	(1.4)	1.8	—
Other	0.1	—	—	(0.1)	—
Total Adjusted EBITDA	$34.2	$7.3	$5.8	$43.0	$20.9

	Advanced	Groupe
($ in millions)	Ceramics	Novasep	Corporate	Consolidated
Three months ended March 31, 2005

Income (loss) before taxes and minority interest	$4.5	$(5.8)	$19.5	$62.4
Interest expense, net	9.4	4.5	15.0	57.3
Depreciation and amortization	7.5	8.9	0.9	53.2
Restructuring and related charges	—	—	—	2.9
CCA litigation defense costs	—	—	0.1	0.4
Systems/organization establishment expenses	—	—	1.2	1.2
Cancelled acquisition and disposal costs	—	—	0.2	0.2
Inventory write-up reversal	—	2.8	—	2.8
Foreign exchange (gain) loss	—	—	(46.7)	(47.2)
Other	—	(0.2)	0.2	—
Total Adjusted EBITDA	$21.4	$10.2	$(9.6)	$133.2

Rockwood Holdings, Inc. and Subsidiaries
Consolidated Reconciliation of Net Income to Adjusted EBITDA
($ in millions)

	Three Months Ended
	March 31,
	2006	2005

Net income	$40.0	$38.3
Income tax (benefit) provision	(3.1)	24.9
Minority interest	3.0	(0.8)
Income before taxes and minority interest	39.9	62.4
Interest expense, net	39.1	57.3
Depreciation and amortization	52.1	53.2
Restructuring and related charges	1.2	2.9
CCA litigation defense costs	0.3	0.4
Systems/organization establishment expenses	1.9	1.2
Cancelled acquisition and disposal costs	0.6	0.2
Inventory write-up reversal	0.8	2.8
Gains related to asset sales	(0.6)	—
Loss on sale of business	12.1	—
Foreign exchange loss (gain)	2.6	(47.2)
Other	(1.3)	—
Total Adjusted EBITDA	$148.7	$133.2